Exhibit 99.1

TESLA DELIVERS 14,820 VEHICLES IN Q1 2016; ON TRACK FOR FULL-YEAR DELIVERY GUIDANCE

MONDAY, APRIL 4, 2016

Tesla Q1 deliveries consisted of 12,420 Model S vehicles and 2,400 Model X vehicles. Q1 deliveries were almost 50% more than Q1 last year and Tesla remains on track to deliver 80,000 to 90,000 new vehicles in 2016.

The Q1 delivery count was impacted by severe Model X supplier parts shortages in January and February that lasted much longer than initially expected. Once these issues were resolved, production and delivery rates improved dramatically. By the last full week of March, the build rate rose to 750 Model X vehicles per week, however many of these vehicles were built too late to be delivered to their owners before end of quarter.

The root causes of the parts shortages were: Tesla’s hubris in adding far too much new technology to the Model X in version 1, insufficient supplier capability validation, and Tesla not having broad enough internal capability to manufacture the parts in-house. The parts in question were only half a dozen out of more than 8,000 unique parts, nonetheless missing even one part means a car cannot be delivered. Tesla is addressing all three root causes to ensure that these mistakes are not repeated with the Model 3 launch.

Because production is now on plan and Q1 orders exceeded Q1 deliveries by a wide margin, with Q1 Model S orders being 45% higher than Q1 last year, Tesla reaffirms its full-year delivery guidance. These additional details are being provided because of the unusual circumstances of this quarter and will not typically be provided in quarterly delivery releases going forward. As always, more detailed information will be contained in Tesla’s quarterly shareholder letter.

There may be small changes to the Q1 delivery count (usually well under 1%), as Tesla only counts a delivery if it is transferred to the end customer and all paperwork is correct.

Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.